Exhibit 99.1

FriendFinder Networks Estimates Q3 2012 Adjusted EBITDA of Over $22 Million

Expected Q3 Adjusted EBITDA Compares to $20 Million for Q3 2011 and $17 million for Q2 2012

Company to Explore Debt Refinancing Opportunities

(Sunnyvale, CA – November 5, 2012)  FriendFinder Networks Inc. (FFN) (“FriendFinder Networks” or the "Company"), a leading internet and technology company providing services in the rapidly expanding markets of social networking and web-based video sharing, today announced a preliminary adjusted EBITDA estimate for the third quarter of 2012.  The Company also announced it has retained CRT Capital Group LLC (www.crtllc.com) as its financial advisor to help explore opportunities to refinance its long-term debt.

On November 14, 2012, FriendFinder Networks will report its third quarter 2012 results.  Expected highlights include Adjusted EBITDA that the Company estimates will be over $22 million for the period ended September 30, 2012, compared to Adjusted EBITDA of $20 million reported in Q3 2011 and $17 million reported in Q2 2012.

“We are actively exploring opportunities to refinance our long-term debt and have entered into forbearance agreements with certain of our senior lenders to facilitate this process,” noted Anthony Previte, Chief Executive Officer of FriendFinder Networks.  “While we continue to see significant improvement in our operating results and have adequate cash to make our excess cash flow payment due today, we currently intend to refrain from making this excess cash flow payment in order to conserve cash and take advantage of current favorable market conditions to refinance our debt.  To allow the Company to retain maximum liquidity and financial flexibility and to more effectively approach the capital markets, we have received forbearance agreements from the holders of over 80% of our senior debt to permit suspension of this excess cash flow payment.  This agreement recognizes our continuing efforts to rationalize our capital structure and signals the continued support of our senior lenders.  We will continue to pay interest during the refinancing phase.”

Non-GAAP Financial Measures
Management believes that certain non-GAAP financial measures of earnings before deducting net interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA are helpful financial measures as investors, analysts and others frequently use EBITDA and Adjusted EBITDA in the evaluation of other companies in FriendFinder Networks Inc.'s industry.

These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in FriendFinder Networks Inc.'s industry, as other companies in FriendFinder Networks Inc.'s industry may calculate such financial measures differently, particularly as it relates to nonrecurring, unusual items. The Company's non-GAAP financial measures of EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to cash flow from operating activities or as measures of liquidity or as alternatives to net income or as indications of operating performance or any other measure of performance derived in accordance with GAAP.  When the Company reports third quarter earnings on November 14, 2012, a full reconciliation of adjusted EBITDA to its most comparable GAAP measure will be provided.

SAFE HARBOR

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC, including its Form 10-K for the year ended December 31, 2011.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above and subject to such risk factors discussed in the Company's recent SEC filings.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

ABOUT FRIENDFINDER NETWORKS INC.
FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Investor Contact for FriendFinder Networks Inc.
Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
212.896.1249 or jgoldberger@kcsa.com
212.896.1206 or rfink@kcsa.com

Media Contact for FriendFinder Networks Inc.
Lindsay Trivento
FriendFinder Networks Inc.
Director, Corporate Communications
561.912.7010 or ltrivento@ffn.com